Exhibit 99.1

News Release

Contact:	Stephen Allison
Gensym Corporation
781-265-7100

Gensym Announces Restructuring Plan

Burlington, Mass. – August 30, 2006 – Gensym Corporation (OTC Bulletin Board: GNSME), a leading provider of rule engine software for mission-critical solutions, today announced a restructuring plan intended to reduce costs and return the company to sustained profitability. Gensym will focus its efforts and resources on enhancing its core products and services and continuing to provide superior value for its world-wide customer base.

The restructuring plan, which involves a reduction in workforce and consolidation of offices, is being implemented in response to Gensym’s recent operating losses and its renewed focus on core products and services. Gensym intends to reduce its workforce by 15 employees, or approximately 20 percent of its regular full-time staff, and to close two sales offices. The reduction in workforce is expected to occur immediately and Gensym expects the office closures to occur by the end of 2006. These workforce reductions are in addition to the management changes previously announced by Gensym on July 27 and August 6, 2006.

Gensym expects to incur charges relating to the restructuring plan of approximately $400,000, the majority of which relates to employee severance payments. All of these charges will result in cash expenditure, of which Gensym expects approximately $215,000 will be incurred in the current quarter and the remainder will be incurred in the fourth quarter of 2006.

“These actions are necessary to set the stage for Gensym’s return to profitability and also provide better focus on our core G2 product enhancements and support,” said Robert Ashton, Gensym’s interim President and Chief Executive Officer. “We will continue to focus on the success of our large international base of customers and partners.”

Gensym also announced that the previously disclosed investigation by its Audit Committee of the accounting for certain software license and service agreement transactions entered into during fiscal years 2004 and 2005 is continuing and is not complete. Until the investigation is complete, Gensym will not be able to file its Form 10-Q for the fiscal quarter ended June 30, 2006, which was due on August 14, 2006, with the SEC. In addition, on August 22, 2006, Gensym was notified by the NASD that because Gensym is delinquent with respect to filing its Form 10-Q for the second quarter of 2006 with the SEC, a fifth character “E” has been appended to Gensym’s trading symbol and that Gensym’s stock will be delisted from the OTC Bulletin Board on September 25, 2006 unless Gensym files the Form 10-Q with the SEC before that date. If Gensym’s stock is delisted from the OTC Bulletin Board it will be eligible for quotation on the

Pink Sheets, to the extent that a market is available. However, the can be no assurances that a liquid market in Gensym’s stock will develop on the Pink Sheets.

At this time, Gensym is unable to provide an anticipated date for completion of the Audit Committee investigation, but Gensym does not expect to file its Form 10-Q for the second quarter of 2006 before September 25, 2006.

About Gensym Corporation

Gensym Corporation (www.gensym.com) is a leading provider of rule engine software and services for mission-critical solutions that automate decisions in real time. Gensym’s flagship G2 software applies real-time rule technology for decisions that optimize operations and that detect, diagnose, and resolve costly problems. With G2, the world’s largest organizations in manufacturing, utilities, communications, transportation, aerospace, finance, and government maximize the agility of their businesses and achieve greater levels of performance. Gensym and its numerous partners deliver a range of services throughout the world, including training, software support, application consulting, and complete solutions.

Gensym and G2 are registered trademarks of Gensym Corporation.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this news release that relate to prospective events or developments are deemed to be forward-looking statements. These forward-looking statements are subject to important risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the failure of the restructuring to improve Gensym’s profitability, the costs, risks and effects of the investigation by the Audit Committee of the Board of Directors, Gensym’s inability to timely file reports with the Securities and Exchange Commission, the delisting of Gensym’s stock from the OTC-Bulletin Board, the failure of a liquid market in Gensym’s stock to develop on the Pink Sheets, the impact of intense competition, the effectiveness of Gensym’s indirect distribution channel and strategic relationships and the ability of its partners to effectively market and deliver their Gensym-based solutions, fluctuations in demand for Gensym’s products, and the other risks and factors discussed in Gensym’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10 Q filed with the Securities and Exchange Commission. Although Gensym believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Gensym disclaims any intent or obligation to update any forward- looking statement as a result of developments occurring after the date of this news release.

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